CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 7, 2000 relating to the financial statements and financial highlights which appear in the February 29, 2000 Annual Report to Shareholders of Strong Money Market Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ Pricewaterhouse Coopers LLP
PricewaterhouseCoopers LLP



Milwaukee, Wisconsin
June 27, 2000